News

DENBURY ANNOUNCES SENIOR
SUBORDINATED NOTES EXCHANGE AGREEMENTS

PLANO, TX – May 3, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has entered into privately negotiated exchange agreements with holders of approximately $839.4 million in aggregate principal amount of its outstanding senior subordinated notes (the “Old Notes”) to exchange that principal amount of Old Notes for approximately $482.9 million in aggregate principal amount of the Company’s new 9% Senior Secured Second Lien Notes due 2021 (the “New Notes”) and approximately 33.6 million shares of the Company’s common stock (the “Shares”). Pursuant to the exchange agreements, the Company will exchange the New Notes and Shares for approximately $123.4 million in aggregate principal amount of its outstanding 6⅜% Senior Subordinated Notes due 2021 (the “2021 Notes”), approximately $301.7 million in aggregate principal amount of its outstanding 5½% Senior Subordinated Notes due 2022 (the “2022 Notes”) and approximately $414.3 million in aggregate principal amount of its 4⅝% Senior Subordinated Notes due 2023 (the “2023 Notes”), as reflected in the table below.

Amounts in millions (1)	Principal Amount Outstanding at December 31, 2015	First Quarter 2016 Note Repurchases (2)	Principal Amount Covered by Exchange Agreements	Pro Forma Principal Amount Outstanding
6⅜% Senior Subordinated Notes due 2021	$400.0	$(4.0)	$(123.4)	$272.6
5½% Senior Subordinated Notes due 2022	1,250.0	(42.3)	(301.7)	906.1
4⅝% Senior Subordinated Notes due 2023	1,200.0	(106.0)	(414.3)	679.7
9% Senior Secured Second Lien Notes due 2021	—	—	482.9	482.9
Total	$2,850.0	$(152.3)	$(356.5)	$2,341.2

(1)	Some amounts do not sum due to rounding.

(2)
As previously announced, the Company repurchased during the first quarter of 2016 a total of $152.3 million principal amount of Old Notes in open-market transactions, consisting of $4.0 million in aggregate principal amount of 2021 Notes, $42.3 million in aggregate principal amount of 2022 Notes, and $106.0 million in aggregate principal amount of 2023 Notes, for a total purchase price of $55.5 million, excluding accrued interest.

The New Notes will be senior in right of payment to Old Notes which remain outstanding and to any other current or future subordinated indebtedness of the Company. The New Notes will mature on May 15, 2021 and will bear interest at a rate of 9% per annum payable in cash. The New Notes will be fully and unconditionally guaranteed, jointly and severally, by subsidiaries of the Company representing substantially all of the Company’s assets, operations and income and will be secured by second-priority liens on substantially all of the assets that secure the Company’s senior secured bank credit facility. The Company expects that the exchanges will close on May 10, 2016, subject to customary closing conditions.

The Company has not registered, and does not currently intend to register, the New Notes or Shares under the U.S. Securities Act of 1933, as amended, or under any state securities laws, and the New Notes and Shares will be issued pursuant to an exemption therefrom. The New Notes and Shares may not be offered or sold within the United States or to or for the account or benefit of any U.S. person, absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information. There is no assurance that these assumptions will prove to be correct.  In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date.  Denbury assumes no obligation to update its forward-looking statements.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383